Exhibit 16.1

October 06, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the amendment No. 4 to Registration Statement on Form S-1 dated October 06, 2023 of Flag Ship Acquisition Corp (“Registrant”) and are in agreement with the statements contained therein as it pertains to our firm; we are not in a position to agree or disagree with other statements of Registrant contained therein.

Very truly yours,

/s/ Friedman LLP

New York, New York